TRACTOR SUPPLY COMPANY REPORTS RECORD
FOURTH QUARTER AND FULL YEAR 2009 RESULTS
~ Earnings per Share of $1.04 for Fourth Quarter and $3.15 for Full Year ~
~ Fourth Quarter Sales Increase 7.9% and Same-Store Sales Increase 0.7% ~

Brentwood, Tennessee, January 27, 2010 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced record financial results for its fourth fiscal quarter and fiscal year ended December 26, 2009. Additionally, the Company provided its current outlook for fiscal 2010.

Fourth Quarter Results
For fourth quarter 2009, net sales increased 7.9% to $862.5 million from $799.5 million and same-store sales increased 0.7% compared to a 1.3% increase for the prior year’s fourth quarter. The Company continued to experience solid sales performance in core consumable categories, including animal and pet-related products, as well as key seasonal products.

Gross margin increased 16.6% to $285.7 million, or 33.1% of sales, compared to $245.0 million, or 30.7% of sales, in the prior year’s fourth quarter. The increase in gross margin percentage resulted primarily from a substantial decrease in the LIFO provision and lower transportation costs.

Selling, general and administrative expenses, including depreciation and amortization, increased 10.6% to $226.3 million, or 26.2% of sales, compared to $204.7 million, or 25.6% of sales, in the prior year’s fourth quarter. This increase as a percent of sales was primarily attributable to the deleveraging related to the lower same-store sales increase and higher occupancy costs, partially offset by reduced marketing costs.

The Company’s effective income tax rate decreased to 35.0% compared to 38.2% in the prior year’s fourth quarter. This reduction in the tax rate resulted from the favorable impact of certain federal tax credits and a lower percentage of permanent tax differences relative to income before taxes.

For fourth quarter 2009, net income increased 54.8% to $38.3 million from $24.7 million and earnings per share increased 55.2% to $1.04 per diluted share from $0.67 per diluted share in the fourth quarter of the prior year.

The Company opened 18 new stores in the quarter compared to 21 new store openings and one relocation in the prior year’s fourth quarter.

Jim Wright, Chairman and Chief Executive Officer, stated, “We are delighted that we achieved stronger-than-expected financial results for the year based on our fourth quarter performance. Our team worked closely together to deliver compelling value to our customers for their everyday basic needs. For the ninth consecutive quarter, we have reduced year-over-year inventory levels per store while maintaining outstanding in-stock levels and improving inventory turns. Throughout the year, the resiliency of our business model was demonstrated as we continued differentiating our company in the market and executing our retail strategy.”

Full Year Results
For fiscal 2009, net sales increased 6.6% to $3.21 billion from $3.01 billion and same-store sales decreased 1.1% compared to a 1.4% increase for fiscal 2008.

Gross margin increased 13.4% to $1,035.0 million, or 32.3% of sales, compared to $912.3 million, or 30.3% of sales, in 2008. The increase in gross margin resulted primarily from a substantial decrease in the LIFO provision and lower transportation costs.

Selling, general and administrative expenses, including depreciation and amortization, increased 9.5% to $850.3 million, or 26.5% of sales, compared to $776.7 million, or 25.8% of sales, in 2008. This increase as a percent to sales was primarily attributable to the deleveraging related to the same-store sales decrease and higher occupancy costs, partially offset by reduced marketing costs.

The Company’s effective income tax rate decreased to 36.9% compared to 38.6% in the prior year. This reduction in the tax rate resulted from the favorable impact of certain federal tax credits and a lower percentage of permanent tax differences relative to income before taxes.

For fiscal 2009, net income increased 40.9% to $115.5 million from $81.9 million and earnings per share increased 43.8% to $3.15 per diluted share from $2.19 per diluted share for fiscal 2008.

During fiscal 2009, the Company opened 76 new stores, closed one store and relocated two stores. This compares to 91 new store openings and one relocated store in fiscal 2008.

Fiscal 2010 Outlook
The Company anticipates net sales for fiscal 2010 will be approximately $3.42 billion to $3.48 billion, with same-store sales expected to increase approximately 0.5% to 2.5%. The Company projects 2010 full year net earnings to range from $3.30 to $3.42 per diluted share. Exclusive of the LIFO provision, the Company projects full year net earnings to range from $3.50 to $3.62 per diluted share.

For the full year, the Company expects approximately 70 to 80 new store openings.

Mr. Wright concluded, “We expect the retail environment to remain challenging and we will maintain a relentless focus on serving our customers and managing our business proactively this year. We have a solid capital structure, with a very strong balance sheet and no long-term debt. As a result of our strategies and financial strength, we are well positioned to achieve top- and bottom-line growth while continuing to deliver strong cash flows in 2010.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the financial results. The call will be simultaneously webcast over the Internet on the Company’s homepage at TractorSupply.com and can be accessed under the subheading “Investor Relations.” The webcast will be archived shortly after the conference call concludes through February 10, 2010.

About Tractor Supply Company
At December 26, 2009, Tractor Supply Company operated 930 stores in 44 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, pet and animal products, including items necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck and towing products; and (6) work/recreational clothing and footwear for the entire family.

Forward Looking Statements

As with any business, all phases of the Company’s operations are subject to influences outside its control. This press release contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s year-end financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, potential legal proceedings, management of our information systems, effective tax rate changes and results of examination by taxing authorities, and the ability to maintain an effective system of internal control over financial reporting. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	FOURTH QUARTER ENDED				FISCAL YEAR ENDED
	December 26, 2009		December 27, 2008		December 26, 2009		December 27, 2008
Net sales	$862,532	100.0%	$799,496	100.0%	$3,206,937	100.0%	$3,007,949	100.0%
Cost of merchandise sold	576,847	66.9	554,456	69.3	2,171,980	67.7	2,095,688	69.7

Gross margin	285,685	33.1	245,040	30.7	1,034,957	32.3	912,261	30.3
Selling, general and administrative expenses	208,827	24.2	188,659	23.6	784,066	24.4	715,961	23.8
Depreciation and amortization	17,501	2.0	16,006	2.0	66,258	2.1	60,731	2.0

Income from operations	59,357	6.9	40,375	5.1	184,633	5.8	135,569	4.5
Interest expense, net	505	0.1	406	0.1	1,644	0.1	2,133	0.1

Income before income taxes	58,852	6.8	39,969	5.0	182,989	5.7	133,436	4.4
Income tax expense	20,599	2.4	15,257	1.9	67,523	2.1	51,506	1.7

Net income	$38,253	4.4%	$24,712	3.1%	$115,466	3.6%	$81,930	2.7%

Net income per share:
Basic	$1.06		$0.68		$3.21		$2.22

Diluted	$1.04		$0.67		$3.15		$2.19

Weighted average shares outstanding (000’s):
Basic	36,090		36,185		35,990		36,830
Diluted	36,815		36,824		36,649		37,464

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 26,	December 27,
	2009	2008 *
ASSETS
Current assets:
Cash and cash equivalents	$172,851	$36,989
Inventories	601,249	603,435
Prepaid expenses and other current assets	42,320	41,902
Deferred income taxes	17,909	1,676

Total current assets	834,329	684,002
Property and equipment, net	370,245	362,033
Goodwill	10,258	10,258
Deferred income taxes	11,091	13,727
Other assets	4,922	5,977

TOTAL ASSETS	$1,230,845	$1,075,997

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$273,208	$286,828
Accrued expenses	137,375	113,465
Current portion of capital lease obligations	392	550
Income taxes currently payable	7,605	—

Total current liabilities	418,580	400,843
Revolving credit loan	—	—
Capital lease obligations	1,407	1,797
Straight line rent liability	45,515	38,016
Other long-term liabilities	32,140	25,211

Total liabilities	497,642	465,867

Stockholders’ equity:
Common stock	330	327
Additional paid-in capital	190,938	168,045
Treasury stock	(219,204)	(203,915)
Retained earnings	761,139	645,673

Total stockholders’ equity	733,203	610,130

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,230,845	$1,075,997

* Cash and cash equivalents and prepaid expenses and other current assets have been reclassified to conform to the current period presentation.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	FISCAL YEAR ENDED
	December 26,	December 27,
	2009	2008 *
Cash flows from operating activities:
Net income	$115,466	$81,930
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66,258	60,731
Loss (gain) on disposition of property and equipment	213	(425)
Stock compensation expense	12,130	12,257
Deferred income taxes	(13,597)	1,566
Change in assets and liabilities:
Inventories	2,186	32,553
Prepaid expenses and other current assets	(409)	1,007
Accounts payable	(13,620)	28,482
Accrued expenses	23,910	(2,136)
Income taxes currently payable	7,605	(5,928)
Other	15,175	7,689

Net cash provided by operating activities	215,317	217,726

Cash flows from investing activities:
Capital expenditures	(73,974)	(91,759)
Proceeds from sale of property and equipment	97	3,324

Net cash used in investing activities	(73,877)	(88,435)

Cash flows from financing activities:
Borrowings under revolving credit agreement	274,033	853,903
Repayments under revolving credit agreement	(274,033)	(908,903)
Tax benefit of stock options exercised	4,281	1,085
Principal payments under capital lease obligations	(548)	(851)
Repurchase of common stock	(15,289)	(53,866)
Net proceeds from issuance of common stock	5,978	3,150

Net cash used in financing activities	(5,578)	(105,482)

Net increase in cash and equivalents	135,862	23,809
Cash and cash equivalents at beginning of year	36,989	13,180

Cash and cash equivalents at end of year	$172,851	$36,989

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$838	$3,890
Income taxes	66,888	55,476
* Reclassified to conform to the current period presentation.

Selected Financial and Operating Information

	FOURTH QUARTER ENDED		FISCAL YEAR ENDED
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008
	(Unaudited)		(Unaudited)
Sales Information:

Same-store sales increase (decrease)	0.7%	1.3%	(1.1)%	1.4%
Non-comp sales (% of total sales)	6.6%	8.2%	7.2%	8.9%
Average transaction value	$42.24	$43.90	$42.06	$44.55
Comp average transaction/value increase (decrease)	(4.1)%	0.3%	(6.0)%	1.3%
Comp average transaction count increase	5.1%	1.0%	5.3%	0.1%
Store Count Information:

Beginning of period	912	834	855	764
New stores opened	18	21	76	91
Stores closed/sold	—	—	(1)	—

End of year	930	855	930	855

Relocated stores	—	1	2	1
Pre-opening costs (000’s)	$1,209	$1,720	$7,455	$8,712
Balance Sheet Information:

Average inventory per store (000’s) (a)	$706.5	$759.0	$706.5	$759.0
Inventory turns	3.02	2.89	2.88	2.79
Financed inventory (a)	39.1%	43.0%	39.1%	43.0%
Treasury shares:
Shares purchased (000’s)	98	318	419	1,598
Cost (000’s)	$4,515	$11,367	$15,289	$53,866
(a) Assumes average inventory cost, excluding inventory in transit.

Supplemental LIFO Information
(Unaudited)
(in thousands, except per share amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	December 26,	December 27,	December 26,	December 27,
	2009	2008	2009	2008
LIFO provision, pre tax	$(1,501)	$20,288	$6,932	$42,795
Net income	$38,253	$24,712	$115,466	$81,930
LIFO provision, net of tax	(976)	12,544	4,374	26,291

Net income without LIFO	$37,277	$37,256	$119,840	$108,221

Earnings Per Diluted Share:
Net income	$1.04	$0.67	$3.15	$2.19
LIFO provision, net of tax	(0.03)	0.34	0.12	0.70

Net income without LIFO	$1.01	$1.01	$3.27	$2.89

The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation above, provides meaningful information and therefore we use it to supplement our GAAP guidance. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the above reconciliations and to provide an additional measure of performance.